Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 and Form S-1 of Nutrition & Biosciences, Inc. of our report dated March 3, 2020 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in International Flavors & Fragrances Inc.’s Annual Report on Form 10-K for the year ended January 3, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 7, 2020